American Homes 4 Rent Announces 2014 Annual Meeting of Shareholders

AGOURA HILLS, Calif., Feb. 3, 2014 /PRNewswire/ -- American Homes 4 Rent (NYSE: AMH) (the "Company") today announced that the 2014 Annual Meeting of Shareholders (the "2014 Annual Meeting") will be held at 1:30 p.m. Pacific Daylight Time on Thursday, May 8, 2014 at the Sheraton Agoura Hills Hotel, 30100 Agoura Road, Agoura Hills, California 91301.

Holders of record at the close of business on March 12, 2014 of the Company's Class A common shares of beneficial interest, $0.01 par value per share, and Class B common shares of beneficial interest, $0.01 par value per share, will be entitled to notice of, and to vote at, the 2014 Annual Meeting and any adjournment or postponement of the meeting.

Deadline for Rule 14a-8 Shareholder Proposals

Shareholder proposals intended to be presented at the 2014 Annual Meeting pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended ("Rule 14a-8 Proposals") must be received by the Secretary of the Company not later than 5:00 p.m. Pacific Standard Time on March 3, 2014 in order to be considered for inclusion in the Company's proxy statement for the 2014 Annual Meeting.

Deadline for Other Shareholder Proposals

Shareholder proposals, other than Rule 14a-8 Proposals, intended to be presented at the 2014 Annual Meeting must be received by the Secretary of the Company not later than February 13, 2014.

Notices relating to any shareholder proposal must be in writing and comply with the requirements of the Company's bylaws, the New York Stock Exchange rules and any other applicable law.

About American Homes 4 Rent

American Homes 4 Rent is an internally managed Maryland real estate investment trust, or REIT, focused on acquiring, renovating, leasing, and operating single-family homes as rental properties. As of September 30, 2013, we owned 21,267 single-family properties in selected submarkets in 22 states. We are a leader in the single-family home rental industry and "American Homes 4 Rent" is fast becoming a nationally recognized brand for rental homes known for high quality, good value and tenant satisfaction. Our common stock is a component of the Russell 1000 and Russell 3000 Indexes.

Additional information about American Homes 4 Rent is available on our website at www.americanhomes4rent.com.

Contact: Peter J. Nelson
American Homes 4 Rent
Tel: (310) 774-5394